EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 to be filed on August 22, 1997 of our report dated March 21, 1997 except as to the information presented in Notes 10 and 11, for which the date is August 20, 1997, on our audits of the consolidated financial statements of Kendle International Inc. as of December 31, 1995 and 1996, and for the three years in the period ended December 31, 1996, appearing in the registration statement on Form S-1 (File No. 333-30581) of Kendle International Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

/s/Coopers & Lybrand L.L.P.

Cincinnati, Ohio
August 20, 1997